Exhibit 10-15

                     EXCLUSIVE GRAIN SUPPLY AGREEMENT

AGREEMENT made this 1st day of January, 1997, by and between Mike Rowan, an individual resident of 1620 Magnolia, Liberty,
Missouri, 64068 "Rowan" and High Plains Corporation, a Kansas corporation with its principal offices at 200 W. Douglas, Suite 820, Wichita,
Kansas 67202, "High Plains".

  WHEREAS, High Plains is a purchaser of grain for use at its Colwich, Kansas and York, Nebraska plants, and Rowan has expertise in the grain and feed business; and

  WHEREAS, both Rowan and High Plains desire to enter into an exclusive supply agreement for the procurement of grain by Rowan for High Plains for use at High Plains' Colwich, Kansas and York,
Nebraska, plants.

  NOW, THEREFORE, in consideration of the mutual agreements and other good and valuable consideration hereinafter set forth, the parties agree as follows:

   1. SALE OF PRODUCTS. This Agreement applies to all grain purchased by High Plains for use at its Colwich, Kansas and York, Nebraska, plants (the "Grain"). High Plains agrees to buy all of its requirements of Grain through Rowan, who will contract for High Plains as an independent contractor, during the term of this Agreement. Rowan agrees to sell or acquire for the benefit of High Plains, subject to availability, such Grain to High Plains for the term of this Agreement. Rowan and High Plains agree that such purchases will be at terms, conditions and price as agreed upon. Title and risk of loss for grain shall pass to High Plains upon unloading of the grain at High Plains plant. Rowan shall provide grain in quantities as necessary to permit High Plains to maintain its usual production schedule.

   2. FORECAST INFORMATION. Rowan agrees to provide High Plains with regular feedgrain analyses and other forecast information available from third-parties to assist High Plains in its purchase decisions. However, regardless of any price or purchase recommendations or forecasts provided by Rowan, High Plains remains solely responsible for its purchasing decisions and any gains or losses resulting from those decision. Rowan PROVIDES NO WARRANTY AS TO ANY PRICING PROJECTIONS, FORECASTS OR PURCHASE RECOMMENDATIONS. Rowan further agrees to provide the following additional services to High Plains during the term of this agreement at his own cost and expense: a) continually monitor, arrange and adjust scheduling of grain shipments to meet High Plains needs; b) responsibility for truck and rail transportation needs, including price management techniques such as back-hauls and arbitrage arrangements; c) sourcing of alliances with third parties for storage and execution backstops as needed; d) accounting and auditing for transportation, grain taxes, cash flow management, etc.; e) assist High Plains in lobbying efforts in


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grain and feed areas; f) assist in implementation and monitoring of appropriate risk management procedures relating to High Plains grain needs; and g) communicate and cooperate with designated High Plains personnel in determining grain needs, sourcing, scheduling and pricing grain, and coordinating the other services Rowan agrees to perform for High Plains pursuant to this agreement.

   3. PRICE. Rowan agrees to supply grain to High Plains at a fixed price, F.O.B. Colwich, Kansas or York, Nebraska. Rowan will absorb the costs of all freight, transportation, inventory carry charges, and all state or other grain taxes prior to delivery of grain. Rowan will use his best efforts to obtain the lowest possible total grain cost for High Plains under prevailing market conditions. High Plains shall pay Rowan the amount actually paid by Rowan to his supplier for the grain, plus actual freight incurred (crediting reductions for backhaul or arbitrage arrangements), plus grain taxes paid , plus a fee in the amount of $.0175 per bushel. The parties may also agree to enter into certain hedging, or other futures agreements from time to time, in which event all costs of such hedging, including margin calls and commissions, will be the responsibility of High Plains. Rowan agrees to back up all contracts for delivery of grain to High Plains with either futures or trades on the Chicago Board of Trade, or with individual supply contracts from farmers, local elevators, or other legitimate sources, and shall provide evidence of this backup to High Plains upon request. All such futures or contracts shall be executed on behalf of, and transacted in the name of High Plains by Rowan, upon approval of High Plains. Rowan shall keep complete and accurate records of all transactions made for the benefit of High Plains, and High Plains shall have the right to audit and copy all records in any way relating to grain or futures contracts purchased, or to expenses incurred in connection with said transactions, upon reasonable notice to Rowan, and at the sole expense of High Plains. The parties agree that after the first 90 days of the term of this agreement has passed, they will cooperate in attempting to establish a mutually agreeable method for measuring Rowan's effectiveness as a grain purchasing agent, with the idea that if Rowan's performance under this contract can be effectively measured, and his efforts have resulted in significant savings to High Plains, then Rowan's fee arrangement may be restructured to include a performance bonus provision agreeable to both parties.

   4. PAYMENT. Payment for purchases under this Agreement are due daily, and shall be made by drafting an account of High Plains' choice on the first business day following delivery to High Plains. The weight of Raw Grains delivered by Rowan to High Plains shall be established by weight certificates. High Plains shall obtain truck weights on the scales at the High Plains Plants, which shall be maintained by High Plains as required by applicable laws, rules and regulations, and rail weights will be obtained on any certified railroad scales. Whenever High Plains


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truck scales are unavailable or inoperable, any certified scales may be used, at High Plains expense, until High Plains scales are restored. The inbound weight certificates shall be determinative of the quantity of Raw Grains for which High Plains is obligated to pay pursuant to Section 3 hereof.

   5. TERM. This Agreement shall commence on January 31, 1997 and continue for one year. After the first year, the Agreement shall automatically renew for one-year terms. However, either party may terminate this Agreement at any time upon giving the other party thirty (30) days notice of termination in writing. This Agreement may be terminated immediately by either party if
(i) the other party's financial responsibility becomes impaired,
(ii) the other party makes an assignment or arrangement for benefit of creditors or (iii) files a petition in bankruptcy or has such petition filed against it.

  Upon expiration, termination, or cancellation of this Agreement, neither party shall have any rights or obligations or liability to the other party with respect to this Agreement except for (a) the obligation to make full payment of any outstanding monetary obligations owed to the other party which monetary obligation was incurred prior to the date of such expiration, termination or cancellation, and (b) obligations under any Grain or futures contract which existed prior to such expiration, termination or cancellation of this Agreement.

   6. EMPLOYEES. The parties agree that Rowan is not an employee of High Plains, and that his relationship is that of an Independent contractor only. Each party shall be solely responsible for the acts and inactions of its own employees acting within the course and scope of their employment by such party and each party shall be solely responsible for the salary, wages and payroll taxes for its employees and shall maintain Workers' Compensation Insurance on its employees as required by applicable state law. The parties shall have no joint employees as a result of this Agreement and neither party shall incur any responsibility or liability whatsoever with respect to, or for the acts or inactions of, the employees of the other party as a result of this Agreement.

   7. INDEMNIFICATION. Rowan shall indemnify and hold High Plains, and its affiliates, subsidiaries, parents, directors, officers, employees and agents harmless from and against any and all claims, losses, awards, judgements, settlements, fines, penalties, liabilities, damages, costs or expenses (including attorneys' fees) alleged or incurred on account of any injury or death of persons or damages to property or any other claim to the extent caused by or arising out of the negligent acts or omissions of Rowan, its officers, agents or employees, or any breach by Rowan, its officers, agents or employees, of any of the terms of this Agreement, or any representations by Rowan which are not


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authorized pursuant to the Agreement or pursuant to specific instructions given to Rowan by High Plains.

  High Plains shall indemnify and hold Rowan, and its affiliates, subsidiaries, parents, directors, officers, employees and agents harmless from and against any and all claims, losses, awards, judgements, settlements, fines, penalties, liabilities, damages, costs or expenses (including attorneys' fees) alleged or incurred on account of any injury or death of persons or damages to property or any other claim to the extent caused by or arising out of the negligent acts or omissions of High Plains, its officers, agents or employees, or any breach by High Plains, its officers agents, or employees, of any of the terms of this Agreement, or any representations by High Plains which are not authorized pursuant to this Agreement or pursuant to specific instructions given to High Plains by Rowan.

   8. FORCE MAJEURE. Neither party shall be liable for failure to perform or for delay in performing this Agreement, other than for an existing debt, where such failure or delay is occasioned by
(a) fire, explosion, breakdown of plant, failure of machinery, strike, lock-out, labor dispute, casualty or accident, or lack or failure in whole or in part of transportation facilities, (b) storm, flood or drought, (c) lack or failure in whole or in part of the sources of supply (other than Grain), labor, or power or other utilities, (d) acts of God or the public enemy, war, riots, police action, or civil commotion, (e) any law, regulation, ordinance, demand, judgment, injunction, arbitral award, or other requirement or regulation of any government or government agency or instrumentality or (f) any other act whatsoever, whether similar or dissimilar to those above-enumerated, beyond the reasonable control of the party suffering such event of force majeure. The party asserting that an event of force majeure has occurred shall send the other party notice thereof by cable, telecopy or telex no later than three (3) days after the beginning of such claimed event setting forth a description of the event of force majeure, an estimate of its effect upon the party's ability to perform its obligations under this Agreement and the duration thereof. The notice shall be supplemented by such other information or documentation as the party receiving the notice may reasonably request. As soon as possible after the cessation of any event of force majeure, the party which asserted such event shall give the other party written notice os such cessation. Whenever possible, each party shall give the other party notice of any threatened or impending event of force majeure.

   9. ALTERNATE DISPUTE RESOLUTION. This contract is subject to the National Grain and Feed Association Grain Trade Rules and Arbitration Rules. Any controversy arising out of, or relating to, the Agreement between the parties or any modification or extension thereof, including any claim for damages or rescission, or both, shall be settled by arbitration in accordance with those



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rules unless the parties should agree otherwise in writing.  The parties further agree that arbitration proceedings must be instituted within one year after the occurrence of the claimed breach, and that the failure to institute arbitration proceedings within such time period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims. All fees for such arbitration will be divided equally between the parties except that each party shall pay its own attorney's fees and the costs associated with producing documents and other information.

  10. NOTICES. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail (registered or certified), postage prepaid or deposited with a reputable overnight delivery service, with delivery charges prepaid, in each case addressed or transmitted to the appropriate address as follows (or as otherwise designated by a party as to itself by notice to the other party given in accordance with this section):

  If to Rowan:              Mr. Mike Rowan
                            1620 Magnolia
                            Liberty, Missouri  64068


  If to High Plains:        High Plains Corporation
                            200 W. Douglas
                            Suite 820
                            Wichita, Kansas  67202
                      Attn: Raymond G. Friend


  11. INSURANCE. During the term of this Agreement, Rowan shall, at his sole cost and expense, maintain in force Statutory Worker's Compensation and Employer's Liability Insurance in compliance with the laws of the states where the work is being performed; comprehensive General Liability Insurance, which shall include property damage and personal liability insurance under which Rowan and High Plains shall be named as coinsureds; and coverage for contractual liability under this agreement. Such insurance policy or policies shall be maintained in a minimum amount of One Million Dollars per occurrence, and Rowan shall deliver to High Plains a copy of each insurance policy, showing High Plains as a named insured thereon. The insurance requirements set forth herein are minimum coverage requirements and are not to be construed in any was as a limitation on liability under this agreement.

  12.  WARRANTIES.

  Rowan understands that High Plains intends to utilize the Raw
Grains purchased from Rowan as primary base stock for ethanol



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production and for production of a dried distillers grain cattle feed, and that said Raw Grains are subject to minimum quality standards for such use. Rowan agrees and warrants that all grain contracts and deliveries negotiated by Rowan for High Plains shall contain provisions requiring, and Rowan shall use his best efforts to insure that:


  a. Raw Grains delivered to High Plains shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and that said Raw Grains may lawfully be introduced into interstate commerce pursuant to the provisions of the Act. Raw Grains shall fully comply with any applicable state laws governing quality, naming and labeling of Raw Grains.

  b. Raw Grains delivered to High Plains shall be free and clear of liens and encumbrances.

  c. Rowan agrees and warrants that Raw Grains delivered to the Plants shall be acceptable in the feed trade under current industry standards and shall be of merchantable quality.

  c. Raw Grains that are deemed to be of non-merchantable quality shall not be delivered to either plant unless both parties agree in writing in advance of delivery that the quality of the grain will not effect the quality of the cattle feed or other by-products of High Plains' plants.

  13. ASSIGNMENT. This Agreement shall not be assigned by either party without the written consent of the other party, and any attempted assignment without such consent shall be ineffective.

  14. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and supersedes all previous agreements either oral or written, between the parties hereto, and no modifications hereof shall be valid unless made in writing and signed by the parties hereto.

  IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year above written.

  THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


HIGH PLAINS CORPORATION                       Mike Rowan

By:s/Raymond G. Friend                        s/ Michael L. Rowan
Title:  Executive Vice President


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                          ADDENDUM TO EXCLUSIVE
                          GRAIN SUPPLY AGREEMENT

  This Addendum to Exclusive Grain Supply Agreement is made this 7th day of January, 1997, by and between Mike Rowan, an individual resident of 1620 Magnolia, Liberty, Missouri, 64068 "Rowan"; High Plains Corporation, a Kansas corporation with its principal offices at 200 W. Douglas, Suite 820, Wichita, Kansas 67202, "High Plains"; and Centennial Trading, LLC, a Limited Liability Company with its principal offices at Kansas City Board of Trade, 4800 Main Street, Suite 502, Kansas City, MO 64112, "Centennial".

  WHEREAS, High Plains and Rowan entered into an Exclusive Grain
Supply Agreement (the "Agreement") dated and effective January 1,
1997; and,

  WHEREAS, all parties hereto wish to amend said Agreement so that Centennial assumes all of the rights and responsibilities of Rowan thereunder.

  NOW, THEREFORE, in consideration of the mutual agreements of the parties and other good and valuable consideration hereinafter set forth, the parties agree as follows:

   1. Rowan hereby assigns, and Centennial accepts and assumes, all of the rights and responsibilities of Rowan under the Agreement referenced above, effective immediately. Rowan shall continue to be personally responsible for the performance by Centennial of its obligations under the agreement.

  2. By its signature below, High Plains consents to the above assignment to Centennial on the terms set forth herein.

  IN WITNESS WHEREOF, the parties hereto have set their hands and seals effective as of the day and year above written.

HIGH PLAINS CORPORATION                        Mike Rowan

By:s/ Christopher G. Standlee                  s/ Michael L. Rowan
Title:  Vice President


CENTENNIAL TRADING, LLC


By:s/ Michael L. Rowan
   Michael L. Rowan, Member

By:s/ Bryce Wells
   Bryce Wells, Member